UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2020

BIONEXUS GENE LAB CORP .
(Exact name of registrant as specified in its charter)

Wyoming	333-229399	35-2604830
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit 2, Level 10, Tower B, Avenue 3, The Vertical Business Suite II

Bangar South

No. 8 Jalan Kerinchi

59200, Kuala Lumpur

(Address of Principal Executive Offices)

+603 1221-26512

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On November 27, 2020, The Company’s Board of Directors elected Mr. Liong Tai Tan as the Company’s Chief Operating Officer and in addition, Mr. Tan was appointed a member of the Company’s Board of Directors.

Mr. Tan (age 62) has been the marketing director of Chemrex Corporation Sdn Bhd, an industrial chemical wholesaler in Malaysia, since 2006. Mr. Tan was elected to the Company’s Baord of Directors due to his significant amount of business experience.

There have been no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant, exceeding $120,000 and in which our new officer had or will have a direct or indirect material interest. There is no material plan, contract or arrangement (whether or not written) to which our new officer is a party or in which he participates that is entered into or a material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event. The officer serves in such executive positions at the discretion of the Board of Directors. The Company and its new officer and director have agreed that no compensation will be due or owning to the new officer until such time as the parties reach a written compensation agreement, if any.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIONEXUS GENE LAB CORPORATION

Date: December 10, 2020	By:	/s/ Chan Chong Wong
Chan Chong Wong
Chief Executive Officer
(Principal Executive Officer)

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